Exhibit 10.14

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) is made as of August 24, 2013 by and between Strategy Advisors, LLC, a New Jersey limited liability company (the “Service Provider”), and Point Medical, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Service Provider has since June 1, 2013 provided, and shall continue to provide, office space, office infrastructure and equipment, and logistics for the Company to conduct its day-day business at 665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920;

WHEREAS, Service Provider, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, product strategy, investment, acquisitions, governance and other matters relating to the business of the Company and has provided the Services as described in Section 4 hereof since June 1, 2013; and

WHEREAS, the Company desires to continue to avail itself of the expertise of Service Provider in the aforesaid areas.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.          (section deleted)

2.          APPOINTMENT. The Company hereby engages Service Provider, retroactively to June 1, 2013, and Service Provider hereby agrees under the terms and conditions set forth herein, to provide certain Services to the Company, the Borrower and their Subsidiaries as described in Section 4 hereof.

3.          TERM. The term of the Agreement (the “Term”) shall commence on June 1, 2013 (the retroactive Effective Date) and shall terminate after twelve months, which Term shall automatically renew for additional twelve months periods unless terminated by either party upon 60 days’ written notice to the other party.

4.          DUTIES OF THE SERVICE PROVIDER. The Service Provider shall provide the Company with business, finance and organizational strategy, advisory, consulting and other services as mutually agreed from time to time by the Company and the Service Provider (collectively, the “Services”) related to the business of the Company. The Services will be provided at such times and places as may mutually be agreed from time to time by the Company and Service Provider.

5.           COMPENSATION; EXPENSES.

(a)          In consideration of the performance of the Services, the Company shall pay to Service Provider (i) a monthly consulting fee of $5,000.00 and (ii) a monthly charge for rent and office use, which shall include use of office equipment and utilities, of $1,500.00.

(b)          The Service Provider shall be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the performance of the Services, provided such expenses shall be pre-approved in writing by the Company.

6.           INDEPENDENT CONTRACTOR. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Service Provider shall be an independent contractor pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

7.           CORPORATE AUTHORIZATION. In connection herewith, each of the Company and Service Provider represents and warrants to the other, that each of the Company and Service Provider has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Service Provider and constitutes the valid, legal and binding agreement of each of the Company and Service Provider, enforceable against each of them in accordance with its terms.

8.           ASSIGNMENT. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Service Provider may assign its rights and obligations under this Agreement to any of its Affiliates with the consent of the Company which shall not be unreasonably withheld.

9.           SUCCESSORS. This Agreement and all the obligations and benefits hereunder shall inure to, and be binding upon, the successors and permitted assigns of the parties hereto.

10.          COUNTERPARTS. This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

11.          ENTIRE AGREEMENT; MODIFICATION. The terms and conditions hereof constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party.

12.         GOVERNING LAW; JURISDICTION AND VENUE. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New Jersey. Each of the Company and Service Provider agrees that any action, proceeding or claim it commences against the other party pursuant to this Agreement shall be brought in a court of the State of New Jersey located within New Jersey County, or in the United States District Court for the Southern or Eastern Districts of New Jersey. Each of the Company and Service Provider irrevocably and unconditionally commits to the in personam jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court, any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in such court, that such court does not have jurisdiction over the person of such party. In any suit, action or proceeding, each of the Company and Service Provider waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 16 hereof. Each of the Company and Service Provider agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

IN WITNESS WHEREOF, the parties hereto have signed this Advisory Services Agreement as of the day and year first above written.

STRATEGY ADVISORS, LLC

By:	/s/ Joerg Klaube
Name:	Joerg Klaube
Title:	Manager

POINT MEDICAL, INC.

By:	/s/ John Toedtman
Name:	John Toedtman
Title:	President